Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited second quarter 2022 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Summary Operating and Financial Impacts

ArcBest Consolidated

On a preliminary basis, July 2022 consolidated revenues grew approximately 36% on a per day basis compared to July 2021, reflecting continued customer demand for our logistics solutions and growth in all three operating segments. The consolidated revenue growth in July 2022 benefited from the acquisition of MoLo Solutions, LLC (“MoLo”).

3Q’22 – Projected Other Items

●	Projected one-time, non-cash charge for enhancements to nonunion vacation policy effective in third quarter 2022: Approximately $3 million
●	Projected Innovative Technology Costs in “Other and eliminations” related to our freight handling pilot program and human-centered remote and automated operations, in connection with our investment in Phantom Auto (non-GAAP reconciling item): $3 million vs. $1 million in 3Q’21
●	Loss in “Other and eliminations” (non-GAAP basis which adjusts for Innovative Technology Costs): $5 million vs. $5 million in 3Q’21
●	Interest Expense, net of Interest Income: $2 million vs. $2 million in 3Q’21

FY’22 – Projected Other Items

●	Projected Innovative Technology Costs in “Other and eliminations” related to our freight handling pilot program and human-centered remote and automated operations, as recently announced in connection with our investment in Phantom Auto (non-GAAP reconciling item): $12 million vs. $5 million in 2021
●	Loss in “Other and eliminations” (non-GAAP basis which adjusts for Innovative Technology Costs): $20 million vs. $19 million in 2021
●	Interest Expense, net of Interest Income: $7 million vs. $8 million in 2021

ArcBest Consolidated Capital Expenditures

FY’22 – Projected

●	Total Net Capital Expenditures, including financed equipment: $240 million to $250 million (from the previous $270 million to $290 million)
●	Includes revenue equipment purchases (majority for Asset-Based) of $115 million
●	Includes real estate expenditures (majority for Asset-Based) of $45 million to $55 million
●	The remaining amount of capital expenditures includes items related to technology and miscellaneous dock equipment upgrades and enhancements
●	Depreciation and amortization costs on property, plant and equipment: $125 million to $130 million
●	Intangible asset amortization, primarily reflecting purchase accounting amortization related to the MoLo acquisition: $13 million

Asset-Based Segment

2Q’22 Year-over-Year Yield Metrics

●	Billed Rev/Cwt on LTL-rated freight, excluding fuel surcharges, increased by a percentage in the double digits
●	Average increase on contract renewals and deferred pricing agreements negotiated during 2Q’22: +8.0%

Year-over-Year Monthly Total Daily Business Trends

	April 2022	May 2022	June 2022	July 2022(1)(2)

Billed Revenue/Day(3)	+23.5%	+24.0%	+19.1%	+18%
Total Tons/Day	+3.5%	+6.5%	+1.4%	+6%
Total Shipments/Day	+1.5%	+4.4%	+0.3%	Flat

1)	Statistics for the full month of July 2022 have not been finalized and are preliminary.
2)	There will be 20.0 workdays in July 2022 and there were 21.0 workdays in July 2021.
3)	Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue per day has not been adjusted for the portion of revenue deferred for financial statement purposes.

July 2022 Business Update

See tables above for July 2022 revenue, tonnage and shipment metric comparisons.

Statistics for July 2022 have not been finalized. Preliminary Asset-Based financial metrics and business trends for July 2022, compared to the same period last year, are as follows:

●	Total Billed Revenue/CWT increased approximately 11% including higher fuel surcharge.
●	Total Billed Revenue/Shipment increased approximately 18%.
●	Total Weight/Shipment increased approximately 6%.

The July 2022 Asset-Based tonnage and shipment trends, including the increase in weight per shipment, have been impacted by changes in freight profile and business mix as the ABF Freight network continues to be managed with optimization tools and improved freight data. Sequentially, from June to July 2022, the change in total tonnage is running in-line with the historical average sequential change.

Excluding periods impacted by the pandemic, the average sequential change in ArcBest’s Asset-Based operating ratio, in the third quarter versus the second quarter, has been relatively flat.

3Q’22 Other Items

●	64.0 Working Days in both 3Q’22 and 3Q’21
●	Projected Innovative Technology Costs in our Asset-Based business associated with the freight handling pilot test program at ABF Freight (non-GAAP reconciling item): $8 million vs. $7 million in 3Q’21

Asset-Light ArcBest Operating Segment [Excluding FleetNet]

2Q’22 and July 2022 Monthly Total Daily Business Trends

	April 2022(1)	May 2022(1)	June 2022(1)	July 2022(1)(2)(3)

Revenue/Day (Year-over-Year)	+122.2%	+84.0%	+104.4%	+76%
Purchased Transportation Expense as a % of Revenue	81.3%	81.5%	81.8%	83%

1)	Includes revenue of the acquired MoLo business which was effective on November 1, 2021.
2)	Statistics for the full month of July 2022 have not been finalized and are preliminary.
3)	There will be 20.0 workdays in July 2022 and there were 21.0 workdays in July 2021.

●	Comparisons to prior year metrics continue to be affected by the acquired operations of MoLo.
●	Year-over-year growth rates and purchased transportation expense as a percentage of revenue reflect some general weakness in the spot market, combined with business mix changes.

Additional Detailed Information

Asset-Based Segment

Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2019 through 2022, ABF Freight’s Teamster employees are eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount is on a GAAP basis. The potential bonus would be based on full-year union employee earnings. While impacted by business and associated labor levels which are subject to change, the estimate of one percent of the annual earnings for the ABF Freight union employees who are eligible for this benefit approximates $5.5 million - $6 million of union bonus expense.

During years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided.  If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR (GAAP basis)	Bonus Amount
95.1 to 96.0	1%
93.1 to 95.0	2%
93.0 and below	3%

ArcBest Consolidated

Tax Rate

ArcBest’s second quarter 2022 effective GAAP tax rate was 23.0%.  The “Effective Tax Rate Reconciliation” table of ArcBest’s second quarter 2022 earnings press release in Exhibit 99.1 shows the reconciliation of GAAP to non-GAAP effective tax rates.  The tax rate used to calculate non-GAAP EPS was 26.2% for second quarter 2022.  Under the current tax laws, we expect our full year 2022 non-GAAP tax rate to be in a range of 26% to 27%.  The effective GAAP tax rate may be impacted by discrete items that could occur during the remainder of the year.

“Other and eliminations” within Operating Income on the Operating Segment Data and Operating Ratios statement

The “Other and eliminations” line includes expenses related to shared services for the delivery of comprehensive transportation and logistics services to ArcBest’s customers, as well as investments in ArcBest technology and innovation. Shared services represent costs incurred to support all segments including sales, yield, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal and other company-wide services. Shared services are primarily allocated to the reporting segments based upon resource utilization-related metrics, such as shipment levels, and therefore fluctuate with business levels. As a result, the loss in “Other and eliminations” tends to be higher in periods when business levels are lower and, consequently, allocations to operating segments are lower, which is typically during the first and fourth quarters of the year; however, our quarterly shipment levels have not been following historical patterns in recent years. Other factors, including the state of the U.S. and global economies, the impact of adverse events or conditions, available capacity in the market, and the impact of yield initiatives may influence quarterly business levels. Furthermore, the acquisition of MoLo resulted in increased ArcBest Asset-Light segment shipment levels for the first and second quarters of 2022, compared to same periods of 2021.

“Other, net” line within Other Income (Costs) on the Consolidated Statements of Operations

The “Other, net” line of ArcBest’s income statement primarily includes the costs associated with postretirement plans and changes in cash surrender value of life insurance.  After excluding non-GAAP reconciling items detailed in the table below, ArcBest expects the 2022 non-GAAP “Other, net” expense to approximate the 2021 expense.

Changes in cash surrender value of life insurance included a decrease of $2.7 million in second quarter 2022, compared to an increase of $1.2 million in second quarter 2021. The assets underlying the cash surrender value are invested much like pension plan assets and are impacted by market changes. ArcBest excludes changes in cash surrender value when presenting non-GAAP net income and EPS.

	Three Months Ended
	June 30
	2022	2021

	(in millions)
Other, net
Amounts on GAAP basis - income (costs)	$(2.8)	$1.1
Non-GAAP Adjustments:
Life insurance proceeds and gains in cash surrender value(1)	2.7	(1.2)
Non-GAAP amounts - income (costs)	$(0.1)	$(0.1)

1)	Amounts in parentheses indicate gains.

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding (i) our expectations about our intrinsic value or our prospects for growth and value creation and (ii) our financial outlook, position, strategies, goals, and expectations. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: the effects of widespread outbreak of an illness or disease, including the COVID-19 pandemic, or any other public health crisis, as well as regulatory measures implemented in response to such events; external events which may adversely affect us or the third parties who provide services for us, for which our business continuity plans may not adequately prepare us, including acts of war or terrorism or military conflicts; a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; interruption or failure of third-party software or information technology systems or licenses; untimely or ineffective development and implementation of, or failure to realize potential benefits associated with, new or enhanced technology or processes, including the pilot test program at ABF Freight; the loss or reduction of business from large customers; the ability to manage our cost structure, and the timing and performance of growth initiatives; the cost, integration, and performance of any recent or future acquisitions, including the acquisition of MoLo Solutions, LLC, and the inability to realize the anticipated benefits of the acquisition within the expected time period or at all; market fluctuations and interruptions affecting the price of our stock or the price or timing of our share repurchase programs; maintaining our corporate reputation and intellectual property rights; nationwide or global disruption in the supply chain increasing volatility in freight volumes; competitive initiatives and pricing pressures; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; relationships with employees, including unions, and our ability to attract, retain, and develop employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; union employee wages and benefits, including changes in required contributions to multiemployer plans; availability and cost of reliable third-party services; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; governmental regulations; environmental laws and regulations, including emissions-control regulations; default on covenants of financing arrangements and the availability and terms of future financing arrangements; self-insurance claims and insurance premium costs; potential impairment of goodwill and intangible assets; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; increasing costs due to inflation; seasonal fluctuations and adverse weather conditions; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s public filings with the Securities and Exchange Commission (the “SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.